Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Crosstex Energy, Inc.:
     We consent to the incorporation by reference in this registration statement on Form S-8 of Crosstex Energy, Inc. and subsidiaries of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Crosstex Energy, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are included in Crosstex Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, Crosstex Energy, Inc. and subsidiaries adopted the provisions of statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment.

/s/ KPMG LLP

Dallas, Texas
February 28, 2007